MICHAEL J. MORRISON, CHARTERED
1495 RIDGEVIEW DRIVE, SUITE 220
RENO, NEVADA 89509
TELEPHONE 775-827-6300



July 14, 2000


Mr. Larry J. Hrabi, CEO
iCrystal, Inc.
3237  King George Hwy., Ste. 101-B
Surrey, British Columbia, V5P 1B7 Canada



RE:  iCrystal, Inc. (the  "Company")

Dear  Larry:

You have requested my opinion regarding issuance of certain shares pursuant to the Company's " 2000 Incentive Plan of ICrystal, Inc" (the "Plan"), subject of a Form S-8 registration statement to be filed with the Securities and Exchange Commission.

I have reviewed the relevant documents in connection with the Plan, including the Plan itself, and such other corporate documents as I deem necessary and appropriate in connection with the Plan. I have also discussed the Plan with management of the Company, and received such assurances from them as I deem necessary under the circumstances.

Based thereon, it is my opinion that the Company may issue a total of 3,000,000 unrestricted shares of its Common Stock pursuant to the terms of the Plan. When issued, the shares shall be validly issued, fully paid and non-assessable.

The information set forth herein is effective as of the date of this letter, and this opinion relates only to original issue securities.

If you have any questions regarding this matter, please do not hesitate to contact me.

Very  truly  yours,


/s/ MICHAEL J. MORRISON
-------------------------
Michael J. Morrison, Esq.


MJM:cmm